UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Euronet Worldwide, Inc.

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EURONET WORLDWIDE, INC.
4601 COLLEGE BOULEVARD
SUITE 300
LEAWOOD, KANSAS 66211
913-327-4200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2010

Euronet Worldwide, Inc., a Delaware corporation (“Euronet,” the “Company,” “we” or “us”), will hold the Annual Meeting of our Stockholders on Wednesday, May 19, 2010 at 2:00 p.m. (Central time) at the Courtyard Kansas City Overland Park/Convention Center, 11001 Woodson Avenue, Overland Park, Kansas 66211, USA, to consider and vote upon the following matters:

1. Election of the Company’s three nominees for Director, each to serve a three-year term expiring upon the 2013 Annual Meeting of Stockholders or until a successor is duly elected and qualified;

2. Ratification of the appointment of KPMG LLP as Euronet’s independent registered public accounting firm for the year ending December 31, 2010; and

3. Consideration of such other business as may properly come before the meeting or any adjournment of the meeting.

Our Board of Directors has fixed the close of business on March 31, 2010, as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment of the meeting.

All Stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to promptly vote and submit your proxy by telephone or internet or by marking, signing, dating and returning the enclosed proxy in the postage prepaid envelope provided for that purpose. Any Stockholder attending the meeting may vote in person even if he or she returned a proxy.

By Order of the Board,

Jeffrey B. Newman
Executive Vice President,
General Counsel and Secretary

April 15, 2010

EURONET WORLDWIDE, INC.
4601 COLLEGE BOULEVARD
SUITE 300
LEAWOOD, KANSAS 66211
913-327-4200

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2010

DATE, TIME AND PLACE OF MEETING

Euronet Worldwide, Inc. (“Euronet,” the “Company,” “we” or “us”) is furnishing this proxy statement in connection with the solicitation of proxies by our Board of Directors (the “Board”), for use at the Annual Meeting of Stockholders to be held on Wednesday, May 19, 2010, at 2:00 p.m. (Central time), at the Courtyard Kansas City Overland Park/Convention Center, 11001 Woodson Avenue, Overland Park, Kansas 66211, USA, and at any adjournment of the meeting (the “Annual Meeting”).

Record Date; Quorum; Shares Outstanding

Stockholders at the close of business on March 31, 2010 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. The Stockholders will be entitled to one vote for each share of common stock, par value $0.02 per share (the “Common Stock”), held of record at the close of business on the Record Date. To take action at the Annual Meeting, a quorum composed of holders of one-third of the shares of Common Stock outstanding must be represented by proxy or in person at the Annual Meeting. On March 31, 2010, there were 50,900,879 shares of Common Stock outstanding. No shares of preferred stock are outstanding.

Date of Mailing

We are first sending this proxy statement, the accompanying proxy and our annual report for the year ended December 31, 2009 (the “Annual Report”) to Stockholders on or about April 15, 2010.

REVOCABILITY OF PROXIES

Shares of Common Stock represented by valid proxies that we receive at any time up to and including the day of the Annual Meeting will be voted as specified in such proxies. Any Stockholder giving a proxy has the right to revoke it at any time before it is exercised by attending the Annual Meeting and voting in person or by filing with Euronet’s Secretary an instrument of revocation or a duly executed proxy bearing a later date.

VOTING AND SOLICITATION

Each share of Common Stock issued and outstanding as of the Record Date will have one vote on each of the matters presented herein. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting. To vote by mail, please complete the accompanying proxy card and return it to us as instructed in the proxy card. To vote using the telephone or electronically through the Internet, please refer to the instructions included with the proxy card. We will treat shares that are voted “For,” “Against” or “Withheld From” a matter as being present at the meeting for purposes of establishing a quorum. We will treat abstentions and broker non-votes also as shares that are present and entitled to be voted for purposes of determining the presence of a quorum.

Election of Directors

In an uncontested election, a Director nominee must be elected by a majority of the votes cast, in person or by proxy, regarding the election of that Director nominee. A “majority of the votes cast” for the purposes of Director elections means that the number of votes cast “For” a Director nominee’s election exceeds the number of votes cast as “Withheld From” for that particular Director nominee. If an incumbent Director is not re-elected in an uncontested election and no successor is elected at the same meeting, the Director must submit an offer to resign.

In a contested election, which occurs when the number of Director nominees exceeds the number of open seats on the Board at any time before the meeting, Director nominees will be elected by a plurality of the shares represented at the meeting. A “plurality” means that the open seats on the Board will be filled by those Director nominees who received the most affirmative votes, regardless of whether those Director nominees received a majority of the votes cast with respect to their election.

At the Annual Meeting, the election of Directors is considered to be uncontested because we have not been notified of any other nominees as required by our Amended and Restated Bylaws (“Bylaws”). To be elected, each Director nominee must receive a majority of votes cast regarding that nominee. Abstentions will have no effect on the election of Directors.

Other Matters

All other matters will be determined by a vote of a majority of the shares present in person or represented by proxy and voting on such matters. Under Delaware law, abstentions are not considered votes cast and will have no effect on whether a matter is approved.

Broker Non-Votes

On certain routine matters, such as the ratification of the appointment of KPMG as our independent registered public accounting firm, if you do not provide instructions on how you wish to vote, your broker will be allowed to exercise discretion and vote on your behalf. Your broker is prohibited, however, from voting on other non-routine matters, such as the election of Directors. Broker “non-votes” will occur when a broker does not receive voting instructions from a Stockholder on a non-routine matter or if the broker otherwise does not vote on behalf of the Stockholder. Broker non-votes will not count in determining the number of votes cast with respect to the election of Directors or a proposal that requires a majority of votes cast and, therefore, will not affect the outcome of the election of Directors or the voting on such a proposal.

PERSONS MAKING THE SOLICITATION

Euronet is making all the solicitations in this proxy statement. We will bear the entire cost of this solicitation of proxies. Our Directors, officers, and employees, without additional remuneration, may solicit proxies by mail, telephone and personal interviews. We will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials to their principals.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2010

This proxy statement (which includes our annual report on Form 10-K) and our annual report to Stockholders for the year ended December 31, 2009 are available to you at www.edocumentview.com/EEFT.

WE WILL FURNISH ADDITIONAL COPIES OF THE ANNUAL REPORT TO STOCKHOLDERS, EXCLUDING EXHIBITS, WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO OUR GENERAL COUNSEL AND SECRETARY, JEFFREY B. NEWMAN, AT OUR ADDRESS SET FORTH HEREIN. WE WILL FURNISH EXHIBITS TO THE ANNUAL REPORT TO STOCKHOLDERS UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

BENEFICIAL OWNERSHIP OF COMMON STOCK

As of the close of business on February 28, 2010, we had 50,837,711 shares of Common Stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of February 28, 2010, by: (i) each Euronet Director, nominee for Director and executive officer named in the summary compensation table, (ii) all Euronet Directors, nominees for Director and executive officers as a group, and (iii) each Stockholder known by Euronet beneficially to own more than 5% of our Common Stock.

	Beneficial Ownership
	Number of	Percent of
Stockholder	Shares(1)	Outstanding

Directors and Named Executive Officers
Michael J. Brown(2)	2,744,881	5.4%
4601 College Boulevard, Suite 300
Leawood, KS 66211
Rick L. Weller(3)	239,345	*
Thomas A. McDonnell(4)	61,470	*
M. Jeannine Strandjord(5)	56,163	*
Jeff Newman(6)	50,238	*
Dr. Andrzej Olechowski(7)	49,824	*
Andrew B. Schmitt(8)	42,817	*
Kevin Caponecchi(9)	30,181	*
Paul S. Althasen	29,545	*
Juan C. Bianchi	26,989	*
Eriberto R. Scocimara	17,536	*
All Directors, Nominees for Director and Executive Officers as a Group (13 persons) (10)	3,404,375	6.6%
Five Percent Holders:
Waddell & Reed Financial, Inc.(11)	4,223,175	8.3%
6300 Lamar Avenue
Overland Park, KS 66202
The Guardian Life Insurance Company of America(12)	2,737,986	5.4%
388 Market Street, Suite 1700
San Francisco, CA 94111
BlackRock, Inc.(13)	2,663,350	5.2%
55 East 52nd St.
New York, NY 10055

*	The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.

(1)	Calculation of percentage of beneficial ownership includes the assumed exercise of options to purchase Common Stock by only the respective named Stockholder that are vested or that will vest within 60 days of February 28, 2010 and any restricted stock units owned by such person that will vest within 60 days of February 28, 2010. Mr. Brown and the members of the Board have beneficial ownership of certain shares of restricted stock, the number of which are disclosed in the footnotes that follow because they can vote the shares. These shares are also included in our total outstanding shares of Common Stock. Restricted stock units that do not result in beneficial ownership or voting rights are excluded from the calculations above.

(2)	Includes: (i) 173,750 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 28, 2010, (ii) 7,728 shares of restricted Common Stock that are subject to vesting, (iii) 34,000 shares of Common Stock held by

Mr. Brown’s wife, and (iv) 206,000 shares of Common Stock held by Mr. Brown’s wife as guardian for their children.

(3)	Includes 217,250 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 28, 2010.

(4)	Includes: (i) 40,000 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 28, 2010, and (ii) 1,167 shares of restricted Common Stock that are subject to vesting. Thomas A. McDonnell is also the Chief Executive Officer of DST Systems, Inc., which beneficially owns 1,884,597 shares of Common Stock, but Mr. McDonnell disclaims ownership of these shares.

(5)	Includes: (i) 40,000 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 28, 2010, (ii) 2,000 shares held in Ms. Strandjord’s individual retirement account, and (iii) 1,167 shares of restricted Common Stock that are subject to vesting.

(6)	Includes: (i) 41,960 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 28, 2010.

(7)	Includes: (i) 20,000 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 28, 2010, and (ii) 1,167 shares of restricted Common Stock that are subject to vesting.

(8)	Includes: (i) 20,000 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 28, 2010, and (ii) 1,167 shares of restricted Common Stock that are subject to vesting.

(9)	Includes 14,043 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 28, 2010.

(10)	Includes: (i) 594,878 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 28, 2010, and (ii) 13,563 shares of restricted Common Stock that are subject to vesting.

(11)	This information was supplied on Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2010. These shares are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company, an investment subsidiary of Waddell & Reed Financial, Inc. or Waddell & Reed Investment Management Company, an investment advisory subsidiary of Waddell & Reed, Inc. Waddell & Reed, Inc. is a subsidiary of Waddell & Reed Financial Services, Inc. Waddell & Reed Financial Services, Inc. is a subsidiary of Waddell & Reed Financial, Inc. Ivy Investment Management Company has sole voting and dispositive power with respect to 1,179,100 shares. Waddell & Reed Investment Management Company has sole voting and dispositive power with respect to 3,044,075 shares. Waddell & Reed, Inc. and Waddell & Reed Financial Services, Inc. may be deemed to have sole voting and dispositive power with respect to 3,044,075 shares due to their direct and indirect ownership of Waddell & Reed Investment Management Company. Waddell & Reed Financial, Inc. may be deemed to have sole voting and dispositive power with respect to 4,223,175 shares due to its direct ownership of Ivy Management Company and its indirect ownership of Waddell & Reed Investment Management Company.

(12)	This information was supplied on Schedule 13G/A filed with the SEC on February 11, 2010 by The Guardian Life Insurance Company of America, Guardian Investor Services LLC, RS Investment Management Co. LLC and RS Partners Fund. The Guardian Life Insurance Company of America, Guardian Investor Services LLC and RS Investment Management Co. LLC have shared voting and shared dispositive power over 2,737,986 shares. RS Partners Fund has shared voting and shared dispositive power over 1,849,804 shares.

(13)	This information was supplied on Schedule 13G filed with the SEC on January 29, 2010. BlackRock, Inc. has sole voting and dispositive power over 2,663,350 shares.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Directors are as follows:

Name	Age	Position	Term Expires

Michael J. Brown*	53	Chairman, Chief Executive Officer and Class I Director	2010
Andrew B. Schmitt*(1)(2)(3)	61	Class I Director	2010
M. Jeannine Strandjord*(1)(2)(3)	64	Class I Director	2010
Dr. Andrzej Olechowski(2)(3)	63	Class II Director	2011
Eriberto R. Scocimara(1)(2)(3)	74	Class II Director	2011
Paul S. Althasen	45	Executive Vice President and Class III Director	2012
Thomas A. McDonnell(1)(2)(3)	64	Class III Director	2012

*	Nominated for election at this Annual Meeting.

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating & Corporate Governance Committee.

Classified Board

We currently have seven Directors divided among three classes as follows:

Class I — Michael J. Brown, Andrew B. Schmitt and M. Jeannine Strandjord;

Class II — Dr. Andrzej Olechowski and Eriberto R. Scocimara; and

Class III — Paul S. Althasen and Thomas A. McDonnell.

Messrs. Althasen and Brown are management Directors. The Board has determined that the five remaining Directors are independent Directors as defined in the listing standards for The Nasdaq Stock Market LLC.

Three Class I Directors are to be elected at the Annual Meeting for three-year terms ending at the Annual Meeting of Stockholders in 2013. The Board has nominated Michael J. Brown, Andrew B. Schmitt and M. Jeannine Strandjord for election as Class I Directors. Unless otherwise instructed, each signed and returned proxy will be voted for Messrs. Brown and Schmitt and Ms. Strandjord. Messrs. Brown and Schmitt and Ms. Strandjord have consented to serve as Directors of Euronet. If any of Messrs. Brown or Schmitt or Ms. Strandjord are unable or subsequently declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any alternative nominee who shall be designated by the present Board to fill the vacancy. We are not aware of any reason why Messrs. Brown or Schmitt or Ms. Strandjord will be unable or will decline to serve as a Director.

Nominees for Election at the Annual Meeting

The following is a brief description of the business experience of each nominee for Director, each of whom has served on our Board for at least five years, and a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should continue to serve as a Director for the Company, in light of the Company’s business and structure.

MICHAEL J. BROWN is one of the founders of Euronet and has served as our Chairman of the Board and Chief Executive Officer since 1996 and served as our President from December 11, 2006 to June 11, 2007. He also founded our predecessor in 1994 with Daniel R. Henry, our former President and Chief Operating Officer. Mr. Brown has been a Director of Euronet since our incorporation in December 1996 and previously served on the boards of Euronet’s predecessor companies. In 1979, Mr. Brown founded Innovative Software, Inc., a computer software company that was merged in 1988 with Informix. Mr. Brown served as President and Chief Operating Officer of Informix from February 1988 to January 1989. He served as President of the Workstation Products Division of Informix from January 1989 until April 1990. In 1993, Mr. Brown was a founding investor of Visual Tools, Inc. Visual Tools, Inc. was acquired by Sybase Software in 1996.  Mr. Brown is currently a director of Blue Valley Ban Corp. and Nexxus Lighting, Inc. Mr. Brown received a B.S. in electrical engineering from the University of Missouri — Columbia in 1979 and a M.S. in molecular and cellular biology at the University of Missouri-Kansas City in 1997.

In selecting Mr. Brown as a nominee for Director, the Board considered his deep commitment to the success of the Company (demonstrated in particular by his long-term stock holdings), his extensive experience as the founder of the Company and the initiator of each of the business lines of the Company, and the strategic, business and financial skills and knowledge he brings to his position as Director. Through his management of the Company since its inception, Mr. Brown has acquired a unique knowledge of the financial transaction processing industry in the markets in which the Company operates.

ANDREW B. SCHMITT has served on our Board since September 24, 2003. Mr. Schmitt has served as President and Chief Executive Officer of Layne Christensen Company since October 1993. For approximately two years prior to joining Layne Christensen Company, Mr. Schmitt was a partner in two privately owned hydrostatic pump and motor manufacturing companies and an oil and gas service company. He served as President of the Tri-State Oil Tools Division of Baker Hughes Incorporated from February 1988 to October 1991. Mr. Schmitt serves on the board of directors of Layne Christensen Company, as well as the boards of its subsidiaries and affiliates. Mr. Schmitt holds a bachelor of science degree from the University of Alabama School of Commerce and Business.

In selecting Mr. Schmitt as a nominee for Director, the Board considered his extensive financial, business and management experience and skills, including in particular valuable knowledge and experience acquired from managing an international business that, like the Company, operates in many developing markets.

M. JEANNINE STRANDJORD, CPA, has over 40 years of financial management experience and was employed in three different and diverse industries after starting in public accounting on the audit staff of Ernst and Whinney in 1968. For 20 years, beginning in 1985, she held several senior financial and related senior management roles at Sprint Corporation. She managed the successful transformation and restructuring of Sprint as Chief Integration Officer from 2003 until 2005 when she retired. She was Senior Vice President and Chief Financial Officer of Global Solutions, a $9 billion division, from 1998 until 2003 and was Controller and then Treasurer for Sprint Corporation from 1986 to 1998. Ms. Strandjord is currently a director of the following public companies: American Century Mutual Funds (for six registered investment companies) since 1994, where she chairs the Compliance and Shareholder Relations Committee and is a member of the Executive Committee and Performance Committee; DST Systems, Inc. since 1996, where she chairs the Compensation Committee and sits on the Audit Committee and Governance and Nominating Committee; and Charming Shoppes, Inc. since 2006 where she chairs the Audit Committee and sits on the Compensation Committee. Ms. Strandjord is also the director for various private and not-for-profit charitable organizations. She was a trustee for Rockhurst University for nine years and is currently on the Heartland Board of the National Association for Corporate Directors which she chaired for two years. Ms. Strandjord has been a director of the Company since 2001 and is currently the Chairman of the Audit Committee and sits on the Compensation Committee and Nominating & Corporate Governance Committee and was named Lead Independent Director in 2010.

In selecting Ms. Strandjord as a nominee for Director, the Board considered her experience on the boards of various other public companies, as well as her extensive background in finance, corporate governance, restructuring, talent management, and compensation and benefits.

Other Directors

The following is a brief description of the business experience of each of our other Directors whose terms of office will extend beyond 2010, and a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the other Directors are qualified for service as a Director for the Company, in light of the Company’s business and structure. All of these Directors have served on our Board for at least five years.

PAUL S. ALTHASEN has served on our Board since May 2003. Mr. Althasen currently serves as Executive Vice President of Euronet. He joined Euronet in February 2003 in connection with Euronet’s acquisition of e-pay Limited, a UK company. Mr. Althasen is a co-founder and former CEO and Co-Managing Director of e-pay, and he was responsible for the strategic direction of e-pay since its formation in 1999. From 1989 to 1999, Mr. Althasen was a co-founder and Managing Director of MPC Mobile Phone Center, a franchised retailer of cellular phones in the UK. Previously, Mr. Althasen worked for Chemical Bank in London where he traded financial securities. Mr. Althasen has a B.A. (Honors) degree in business studies from the City of London Business School.

The Board considers as particularly valuable Mr. Althasen’s broad first-hand knowledge and experience in the prepaid payments industry in Western Europe and especially in the UK, which is one of the Company’s largest prepaid markets.

THOMAS A. MCDONNELL has been a Director of Euronet since its incorporation in December 1996 and he previously served on the boards of Euronet’s predecessor companies. Since October 1984, he has served as Chief Executive Officer of DST Systems, Inc., a stockholder of Euronet. From 1973 to September 1995, he served as Treasurer of DST Systems, Inc. Mr. McDonnell is currently a director of DST Systems, Inc., Commerce Bancshares, Inc., Garmin Ltd., Blue Valley Ban Corp. and Kansas City Southern. He is a member of the audit committees of Kansas City Southern, Commerce Bancshares, Inc. and Garmin Ltd. Mr. McDonnell has a B.S. in Accounting from Rockhurst College and an M.B.A. from the Wharton School of Finance.

Through many years of experience in management of a public company in the transaction processing industry and participation on other company boards, Mr. McDonnell has acquired extensive financial, accounting and management experience and substantive business knowledge. These qualities, as well as the knowledge of the Company’s business gained from his participation on the Board since the Company’s inception, are considered particularly valuable by the Board.

DR. ANDRZEJ OLECHOWSKI has served on our Board since May 2002. He previously served as a Director of Euronet from its incorporation in December 1996 until May 2000. Dr. Olechowski is currently the President of Conseil DG, a Polish consulting company. From 1995 until 2008, Dr. Olechowski served as a Senior Advisor for Central Europe Trust, Poland, a consulting firm. He has held several senior positions with the Polish government: from 1993 to 1995, he was Minister of Foreign Affairs and in 1992 he was Minister of Finance. From 1992 to 1993, and again in 1995, he served as economic advisor to President Lech Walesa. From 1991 to 1992, he was Secretary of State in the Ministry of Foreign Economic Relations and from 1989 to 1991 he was Deputy Governor of the National Bank of Poland. From May 1998 to June 2000, Dr. Olechowski served as the Chairman of Bank Handlowy w Warszavie SA (Poland). Until April 2009, Dr. Olechowski sat on the Supervisory Board of Vivendi (France) and currently sits on the Supervisory Boards of Bank Handlowy w Warszavie SA (Poland) and MCI Management SA (Poland), and the boards of various charitable and educational foundations. He received a Ph.D. in Economics in 1979 from the Central School of Planning and Statistics in Warsaw.

Dr. Olechowski brings to the Board his considerable stature in Polish government and business, his extensive business connections in and knowledge of the banking industry in Poland and Central Europe (which have historically been among the Company’s most important markets in the electronic funds transfer division), as well as his experience as a consultant and member of other boards with respect to the strategic and market factors affecting the Company’s business.

ERIBERTO R. SCOCIMARA has been a Director of Euronet since its incorporation in December 1996 and previously served on the boards of Euronet’s predecessor companies. Since April 1994, Mr. Scocimara has served as President and Chief Executive Officer of the Hungarian-American Enterprise Fund (“HAEF”), a private company that is funded by the U.S. government and invests in Hungary. Since 1984, Mr. Scocimara has also been the President of Scocimara & Company, Inc., an investment management company. Mr. Scocimara is currently a director of HAEF, American Reprographics Company (ARP) and several privately owned companies. He is the chairman of the audit committee of ARP. He was a member of the board of Roper Industries until June 2006 and was the chairman of the audit committee of Roper Industries until February 2006. He has a Licence de Science Economique from the University of St. Gallen, Switzerland, and an M.B.A. from Harvard University.

Mr. Scocimara has extensive financial and business experience acquired through his participation on other boards and committees and management of a Central European investment fund. These qualities as well as his broad range of business contacts and knowledge of Central Europe are considered particularly valuable by the Board.

Required Vote and Board Recommendation

Election of the Company’s three nominees for Director requires each Director nominee to receive the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and voting on such Director nominee.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF MR. MICHAEL J. BROWN, MR. ANDREW B. SCHMITT AND MS. M. JEANNINE STRANDJORD AS CLASS I DIRECTORS OF EURONET.

PROPOSAL 2

RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2010

We are requesting our Stockholders to ratify the selection by our Audit Committee of KPMG LLP as Euronet’s independent registered public accounting firm for 2010. KPMG LLP will audit the consolidated financial statements of Euronet and its subsidiaries for 2010, review certain reports we will file with the SEC, audit the effectiveness of our internal control over financial reporting, provide our Board and Stockholders with certain reports, and provide such other services as our Audit Committee and its Chairperson may approve from time to time.

KPMG LLP served as our independent registered public accounting firm for 2009, and performed professional services for us as described below in the “Audit Matters” section. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions. Although our Audit Committee has selected KPMG LLP, it nonetheless may, in its discretion, terminate KPMG’s engagement and retain another independent registered public accounting firm at any time during the year, if it concludes that such change would be in the best interests of Euronet and its Stockholders.

Required Vote and Board Recommendation

Approval of the ratification of KPMG LLP as our independent registered public accounting firm for 2010 requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and voting on such matter.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2010.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board held four meetings during 2009. The Board has established an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee. During 2009, each Director attended at least 75% of the total number of meetings held by the Board and Board committees on which he or she served (during the period for which he or she was a Director).

Audit Committee

The Audit Committee of the Board, composed solely of independent Directors, met seven times in 2009. The following four Directors are members of the Audit Committee: M. Jeannine Strandjord, Chair, Thomas A. McDonnell, Eriberto R. Scocimara and Andrew B. Schmitt. The Audit Committee operates under a written charter adopted by the Board, which is published on Euronet’s website at http://ir.euronetworldwide.com/documents.cfm.

The Board has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 and rules promulgated thereunder, as amended and incorporated into the listing standards of The Nasdaq Stock Market LLC.

The Board has determined that all of the members of the Audit Committee are “audit committee financial experts” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002.

The Audit Committee has oversight responsibilities with respect to our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance. The Audit Committee is responsible for retaining, evaluating, and monitoring our independent registered public accounting firm and for providing an audit committee report for inclusion in our proxy statement. The Audit Committee is also responsible for maintaining open communication among the Audit Committee, management and our outside auditors. However, the Audit Committee is not responsible for conducting audits, preparing financial statements, or assuring the accuracy of financial statements or filings, all of which is the responsibility of management and/or the outside auditors.

Compensation Committee

The Compensation Committee of the Board met four times in 2009 to determine policies regarding the compensation of our executives and to review and recommend to the Board the approval of the grant of options, restricted stock, restricted stock units and cash bonuses to our executives. The purpose of the Compensation Committee is to make determinations and recommendations to the Board with respect to the compensation of our Chief Executive Officer and other senior executive officers. Thomas A. McDonnell, Chair, M. Jeannine Strandjord, Dr. Andrzej Olechowski, Andrew B. Schmitt and Eriberto R. Scocimara are the current members of the Compensation Committee. The Board has determined that all the members of the Compensation Committee are independent as defined under the general independence standards of the listing standards of The Nasdaq Stock Market LLC.

The Compensation Committee performs its functions and responsibilities pursuant to a written charter adopted by our Board, which is published on Euronet’s website at http://ir.euronetworldwide.com/documents.cfm.

Under its charter, our Compensation Committee is authorized to delegate its responsibilities to one or more subcommittees or Directors, in accordance with restrictions set forth in the charter. Under the terms of our incentive plans, our Compensation Committee is authorized to administer the plans and may delegate its authority under such plans to another committee of the Board or a Director.

During 2009, the Compensation Committee delegated its authority to management in only one respect. In December 2009, it delegated to Mr. Brown, our CEO and Chairman of the Board, the determination whether or not to accelerate certain equity awards previously granted to employees of a U.K. subsidiary. Such authority has not been utilized as of the date of this proxy statement.

Our human resources department supports the Compensation Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering the day-to-day ministerial aspects of our compensation and benefits plans.

Annual Process for Determining Compensation of Executive Officers

As further described in the “Compensation Discussion and Analysis”, our Compensation Committee, together with senior management and outside consultants engaged by the Compensation Committee, conducts an annual review of our overall compensation program for executive officers and directors. With respect to executive officer compensation, our Compensation Committee reviews each of the key components of compensation — base salary and short- and long-term incentives, both within Euronet and as compared to peers and survey data to determine whether each of these components is consistent with our compensation philosophy and its related goals and objectives. Upon the recommendation of our Chief Executive Officer with respect to the compensation of each executive officer who directly reports to him, and, based on the findings of any outside consultants that may be engaged to assist in this review, our Compensation Committee then recommends to the Board the compensation for all key executives. The Compensation Committee makes to the Board all of the recommendations related to our Chief Executive Officer.

Process for Determining Non-Employee Director Compensation

Our Compensation Committee makes recommendations to the Board regarding Board compensation and benefits for non-employee Directors, including cash, equity-based awards and other compensation. In determining non-employee Director compensation, our Compensation Committee seeks advice from outside compensation consultants who are retained by the Compensation Committee to, among other functions: (i) conduct a competitive assessment of non-employee Director compensation compared to competitive practice, (ii) inform the Compensation Committee of emerging trends in director pay practices, (iii) advise on stock ownership guidelines for non-employee Directors, and (iv) assess the amount of compensation that is adequate to compensate our Directors for their time and effort with respect to Board obligations. If, after the annual review of non-employee Director compensation by our Compensation Committee, the Committee determines that any changes should be made to such program, it will recommend such changes to our Board for approval.

Outside Executive Compensation Consultants

In October 2007, the Compensation Committee directly retained Towers Perrin, outside compensation consultants, to assist the committee and to perform functions in connection with executive compensation matters for the committee annually including: (i) conducting a competitive assessment of key executives’ total direct compensation (e.g., sum of base salary, annual bonus and long-term incentive opportunity), (ii) evaluating appropriateness of annual incentive plan targets and standards, (iii) assessing whether the structure (the mix of cash and equity compensation, as well as annual and long term incentives) is appropriate and competitive, (iv) comparing Euronet’s annual share utilization and earnings per share dilution for equity-based compensation to competitive practices and institutional investor guidelines, (v) comparing Euronet’s expense for stock-based compensation to its peer companies, (vi) advising the committee regarding design changes to compensatory programs and the development of new programs based on strategic goals, competitive assessment and regulatory changes, (vii) informing the committee of emerging trends in executive compensation, the institutional investor climate and corporate governance and accounting developments, (viii) providing and periodically advising on stock ownership or retention guidelines for senior executives, and (ix) providing the committee with regular updates regarding changes in regulatory and legislative developments.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee met once during 2009 and met in February 2010 to evaluate the performance of the Board during 2009. Andrew B. Schmitt, Chair, M. Jeannine Strandjord, Andrzej Olechowski, Eriberto R. Scocimara and Thomas A. McDonnell are the current members of the Nominating & Corporate Governance Committee. The Board has determined that all of the members of the Nominating & Corporate Governance Committee are independent as defined under the general independence standards of the listing standards of The Nasdaq Stock Market LLC.

The Nominating & Corporate Governance Committee performs the functions of a nominating committee. The Nominating & Corporate Governance Committee’s charter describes the committee’s responsibilities, including developing corporate governance guidelines and seeking, screening and recommending Director candidates for nomination by the Board. This charter is published on our website at http://ir.euronetworldwide.com/documents.cfm under the Corporate Governance menu. Euronet’s Corporate Governance Guidelines contain information regarding the selection, qualification and criteria for Director nominees and the composition of the Board, and are published on Euronet’s website at http://ir.euronetworldwide.com/documents.cfm.

The Nominating & Corporate Governance Committee evaluates each Director in the context of the Board as a whole, with the objective of recommending a Director who can best perpetuate the success of the business and represent Stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. The Nominating & Corporate Governance Committee considers the experience, qualifications, attributes and skills of each director and nominee, including the person’s particular areas of expertise and other relevant qualifications, and the interplay of such experience, qualifications, attributes and skills with the Board as a whole. As determining the specific qualifications or criteria against which to evaluate the fitness or eligibility of potential Director candidates is necessarily a dynamic and an evolving process, the Board believes that it is not always in the best interests of Euronet or its Stockholders to attempt to create an exhaustive list of such qualifications or criteria. Appropriate flexibility is needed to evaluate all relevant facts and circumstances in context of the needs of the Board and Euronet at a particular point in time. Accordingly, the Nominating & Corporate Governance Committee reserves the right to consider those factors as it deems relevant and appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluations of other potential Director candidates. The committee does not have a policy concerning diversity but it believes that the above criteria will lead the committee to consider diversity in its various forms (including diversity of age, experience, background and perspective) in selecting director candidates. In determining whether to recommend a Director for re-election, the Nominating & Corporate Governance Committee also considers the Director’s past attendance at meetings and participation in and contributions to the activities of the Board.

As general guidelines, members of the Board and potential Director candidates for nomination to the Board will be persons with appropriate educational background and training and who:

•	have personal and professional integrity,

•	act in a thorough and inquisitive manner,

•	are objective,

•	have practical wisdom and mature judgment,

•	have demonstrated the kind of ability and judgment to work effectively with other members of the Board to serve the long-term interests of the Stockholders,

•	have a general understanding of management, marketing, accounting, finance and other elements relevant to Euronet’s success in today’s business environment,

•	have financial and business acumen, relevant experience, and the ability to represent and act on behalf of all Stockholders,

•	are willing to devote sufficient time to carrying out their duties and responsibilities effectively, including advance review of meeting materials, and

•	are committed to serve on the Board and its committees for an extended period of time.

In addition, any new Directors nominated by the Board (a) who serve as a member of Euronet’s Audit Committee will not be permitted to serve on the audit committee of more than two other boards of public companies, (b) who serve as chief executive officers or in equivalent positions of other public companies will not be permitted to serve on more than two boards of public companies in addition to the Board, and (c) generally are not permitted to serve on more than four other boards of public companies in addition to the Board. These policies were adopted in November 2003 and the Board determined that they will not be applied to incumbent Directors, unless the Board considers that failure to comply is impairing the quality of a Director’s service on the Board.

The Board values the contributions of a Director whose years of service has given him or her insight into Euronet and its operations and believes term limits are not necessary. In general, Directors will not be nominated for election to the Board after their 73rd birthday, although the full Board (upon the recommendation of the Nominating & Corporate Governance Committee) may nominate Director candidates older than 73 under special circumstances.

Lead Independent Director

At a meeting on February 24, 2010, the Nominating & Corporate Governance Committee recommended, and the Board adopted, a revision to the Company’s Corporate Governance Guidelines under which the Board will select a Lead Independent Director each year. The principal responsibilities of the Lead Independent Director will be to call for and conduct executive sessions of the Board, serve as liaison between the Chairman of the Board and the independent Directors, approve meeting agendas and schedules for Board meetings, recommend matters to the Chairman for consideration by the Board and be available for consultation and direct communication with Stockholders and all interested parties. A full list of the roles and responsibilities is included in the Company’s Corporate Governance Guidelines.

The Board adopted this revision principally because it determined that the existence of a Lead Independent Director would enhance coordination of decision-making among the independent Directors and communication between them and the Chairman, and provide a clear, single point of contact for Stockholders and other outside parties to communicate with the Board. M. Jeannine Strandjord was named Lead Independent Director for 2010.

Combined CEO and Chairman Role

Michael J. Brown currently serves as both Chairman of the Board of Directors and Chief Executive Officer of the Company. The Nominating & Corporate Governance Committee and the Board have considered the advantages and disadvantages of the combination of these two roles and consider it appropriate to maintain the combined roles. In particular, they have concluded that this structure has promoted and will continue to promote unified leadership and direction for the Company and provide a single, clear focus for the chain of command to execute the Company’s business plans and strategies.

Risk Oversight

The Board, together with the Audit Committee, provide oversight of Euronet’s risk management efforts. The Audit Committee’s role in risk oversight includes reviewing information provided by members of senior management on areas of material risk to the Company, or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic and reputational risks. The Audit Committee uses such information to understand the Company’s risk identification, risk management, and risk mitigation strategies. The Board believes that risk management is an integral part of Euronet’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing the Company.

Part of the Audit Committee’s responsibilities, as set forth in its charter, is to review with corporate management, the independent auditors and the internal auditors, if applicable, any legal matters, risks or exposures that could have a significant impact on the financial statements and the steps management has taken to minimize the Company’s exposure. The Company’s management regularly evaluates these controls, and the Audit Committee is provided regular updates regarding the effectiveness of the controls. The Audit Committee regularly reports to the full Board.

Director Candidate Recommendations and Nominations by Stockholders

The Nominating & Corporate Governance Committee’s charter provides that the Nominating & Corporate Governance Committee will consider Director candidate recommendations by Stockholders. Director candidates recommended by Stockholders are evaluated in the same manner as candidates recommended by the Nominating & Corporate Governance Committee. Stockholders should submit any such recommendations to the Nominating & Corporate Governance Committee through the method described under “Other Matters — Recommendations or Nominations of Individuals to Serve as Directors” below. In addition, in accordance with Euronet’s Bylaws, any Stockholder of record entitled to vote for the election of Directors at the applicable meeting of Stockholders may nominate persons for election to the Board of Directors if such Stockholder complies with the notice procedures set forth in the Bylaws and summarized in “Other Matters — Deadline to Propose or Nominate Individuals to Serve as Directors” below.

Communications with the Board of Directors

The Board has approved a formal policy for Stockholders to send communications to the Board or its individual members. Stockholders can send communications to the Board and specified individual Directors by mailing a letter to the attention of the Board or a specific Director (c/o the General Counsel) at Euronet Worldwide, Inc., 4601 College Blvd., Suite 300, Leawood, Kansas 66211 or by sending an email to directors@eeft.com.

Upon receipt of a communication for the Board or an individual Director, the General Counsel will promptly forward any such communication to all the members of the Board or the individual Director, as appropriate. If a communication to an individual Director deals with a matter regarding Euronet, the General Counsel will forward the communication to the entire Board, as well as the individual Director. Neither the

Board nor a specific Director is required to respond to Stockholder communications and when responding shall do so only in compliance with the Corporate Governance Guidelines.

Director Attendance at Annual Meeting

Euronet has a policy encouraging its Directors to attend the Annual Meeting of Stockholders. Two Directors, Michael J. Brown and M. Jeannine Strandjord, attended our 2009 Annual Meeting.

Code of Conduct

The Board has adopted a Code of Business Conduct & Ethics for Directors, Officers and Employees (the “Code of Conduct”) that applies to all of our employees and Directors, including the Chief Executive Officer, the Chief Financial Officer and the Controller. The Code of Conduct is available on Euronet’s website at http://ir.euronetworldwide.com/documents.cfm. Any amendment to or waiver of the Code of Conduct will be disclosed on a Form 8-K or on our website.

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Philosophy

The Compensation Committee, which currently consists of five independent Directors, administers our executive compensation programs. The Compensation Committee is responsible for recommending to the Board policies that govern both annual cash compensation and equity ownership programs.

Our executive compensation policies have the following objectives:

•	to align the interests of executive management and Stockholders by making individual compensation dependent upon achievement of financial goals and by providing long-term incentives through our equity-based award plans; and

•	to provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to our long-term success.

The overall compensation program is also designed to reward a combination of strong individual performance, strong performance by Euronet in meeting its long-term strategic goals and stock price appreciation.

Our compensation package for executive officers consists of a balance of base salary, certain employee benefits, annual bonuses under our Executive Annual Incentive Plan, which are based on a combination of corporate and individual performance criteria, and stock options or grants of restricted stock or restricted stock units (collectively referred to as “restricted stock”) which vest over a period of years and/or upon the achievement of certain performance-based criteria. The base salary and benefit components are intended to compensate executive officers for day-to-day activity in accordance with each executive officer’s employment arrangement with us. The annual bonus component and the stock option and restricted stock awards are intended to reward executive officers for strong performance and to help align executive officers’ interests with those of the Stockholders.

To serve the best interests of Stockholders, the Compensation Committee follows an executive compensation philosophy that emphasizes performance-based compensation. In determining compensation, the Compensation Committee considers measures of performance against pre-determined financial and strategic goals and objectives. This approach provides Euronet’s top executive officers with an incentive to achieve strategic long-term goals that benefit Stockholders.

The Compensation Committee’s executive compensation philosophy also aligns the economic interests of executive officers and Stockholders by ensuring that nonvested performance-based equity incentive awards represent a substantial portion of an executive officer’s total compensation package.

The Compensation Committee considers input from our Chief Executive Officer and Chief Financial Officer regarding the responsibilities and accomplishments of individual executive officers, information as to potential achievability of incentive goals and levels of various compensation elements necessary to provide incentives for and to retain executive management. Our Chief Executive Officer makes recommendations to the Compensation Committee on each of the other executive officer’s compensation. Executive officers are not involved in proposing or seeking approval for their own compensation. For the Chief Executive Officer’s review, the independent Directors meet in executive session to rate the Chief Executive Officer’s performance and determine appropriate compensation levels.

In determining executive compensation for 2009, the Compensation Committee considered the information contained in an executive compensation analysis completed in September 2009, together with advice received from the Committee’s compensation consultant, Towers Perrin. The Compensation Committee made no changes in 2009 with respect to structural components of the compensation of the executive officers listed in the Summary Compensation Table (the “Named Executive Officers”), however, increases to the level of base salary were made for Michael J. Brown, Kevin J. Caponecchi and Rick L. Weller as discussed below.

Performance Criteria

In determining the annual compensation of each executive officer, including the Chief Executive Officer, the Compensation Committee considers Euronet’s financial performance both on an absolute basis and relative to comparable companies. In addition, it assesses individual performance against quantitative and qualitative objectives. Factors considered by the Compensation Committee in assessing individual performance include, but are not limited to:

•	Financial Results — company and business sector financial results for the most recent relevant period, on an absolute basis and relative to comparable companies with respect to certain financial parameters, including revenue growth, operating income growth, growth in per share earnings and return on equity;

•	Strategic Growth and Execution — strategic planning and implementation, business growth, acquisitions, technology and innovation;

•	Leadership and Effectiveness — management development and personal leadership; and

•	Governance and Controls — corporate reputation and brand, risk management, the strength of the internal control environment and contribution to a culture of ethics and compliance.

The Compensation Committee considers all factors collectively in determining executive officers’ annual compensation. The weight given to a particular factor may vary from year to year depending on the goals and objectives of the organization, thus enabling the Compensation Committee to align annual financial objectives with strategic leadership initiatives.

Incentive Plan

In order to broaden senior management accountability for company-wide financial and strategic goals and to emphasize the long-term performance of Euronet, the Board has adopted, and Stockholders have approved, the Executive Annual Incentive Plan for certain members of senior and executive management, including the Named Executive Officers. Under this plan, a portion of the executive officers’ compensation is based on the achievement of goals approved by the Compensation Committee after consultation with management. This plan is designed to focus the efforts of our key leaders by creating common accountability around specific long-term objectives.

The stated goal for Messrs. Brown, Caponecchi, Weller and Newman under the performance-based program under this plan for 2009 was to increase the annual earnings per share, subject to certain adjustments approved by the committee (“Cash EPS”) as compared to 2008. Management believes, and the Compensation Committee concurs, that a current focus on Cash EPS improvement is an important component in delivering Stockholder value and an appropriate measure for Messrs. Brown, Caponecchi, Weller and Newman. For Mr. Bianchi, 2009 incentive targets consisted of achieving specific Adjusted EBITDA targets for the Money Transfer Segment. The specific goals under this program are discussed in more detail in the section entitled “Elements of Compensation — Annual Bonus” below.

For 2009, Cash EPS of $1.31 was achieved which resulted in the maximum annual bonus being achieved for Messrs. Brown, Caponecchi, Weller and Newman. Mr. Bianchi achieved his target annual bonus, as the Money Transfer Segment achieved target Adjusted EBITDA of $31 million.

Peer Group

The Compensation Committee believes that it is essential for our continued success that overall compensation policies allow us to be competitive in attracting and retaining executive talent. However, the Committee does not establish compensation targets solely based on peer group compensation amounts, because it believes that individual and company performance should be the primary determinants of annual compensation.

The Company’s peer group (the “Peer Group”) is unchanged from 2008 and includes 23 companies having similar financial characteristics and that operate in similar industries. These companies are:

• Acxiom Corp	• Metavante Technologies Inc
• Coinstar Inc	• MICROS Systems Inc
• Compuware Corp	• ModusLink Global Solutions Inc
• CyberSource Corp	• MoneyGram International Inc
• Earthlink Inc	• Novell Inc
• Fair Isaac Corp	• Parametric Technology Corp
• Gartner Inc	• Sapient Corp
• Global Cash Access Holdings Inc	• SAVVIS Inc
• Global Payments Inc	• Sykes Enterprises Inc
• Heartland Payment Systems Inc	• Total System Services Inc
• Henry (Jack) & Associates Inc	• Wright Express Corp
• Mentor Graphics Corp

Members of the current Peer Group were included because they met some or all of the following criteria:

•	Comparable in revenue and market capitalization size to Euronet

•	Business competitors or competitors for executive talent

•	Similar operating structure, such as companies composed of multiple business units and/or having meaningful international operations

•	In the software and services industry, excluding home entertainment software companies and companies primarily serving government customers

Our Actual Performance

The Compensation Committee conducted a review of our performance compared to the performance of the Peer Group using several critical financial and Stockholder metrics. The Compensation Committee then assessed actual and target levels of compensation of our executive officers in light of the results of this review. The Compensation Committee determined that compensation provided to the Chief Executive Officer and other executive officers was appropriately aligned with our performance. The charts below outline key comparisons between Euronet and the Peer Group. The Compensation Committee also considered actual performance compared to anticipated performance, taking into consideration our strategic plans.

The Compensation Committee’s analysis of Euronet in comparison to the Peer Group was completed during the middle of 2009, and statistics for the most recent relevant period (fiscal year 2008 for financial performance data, share price performance data are as of July 31, 2009) of the Peer Group and selected market indices are summarized in the table below:

					Total Stockholder Return (as
		Total	Employees	Market Cap.	of 7/31/2009)
	Revenue	Assets	(000s)	7/31/2009	1 Year	3 Year	5 Year

Low	$229	$452	0.6	$185	(52.9)%	(58.0)%	(34.3)%
25th Percentile	$767	$829	2.3	$767	(28.5)%	(16.6)%	(7.6)%
Median	$954	$1,093	4.2	$970	(11.7)%	(3.9)%	(0.8)%
75th Percentile	$1,184	$1,581	5.5	$1,605	0.4%	6.2%	9.3%
High	$1,939	$6,642	32.9	$3,407	62.3%	20.0%	27.9%

Euronet Worldwide, Inc.	$1,046	$1,440	2.5	$1,063	31.5%	(6.1)%	3.2%
Percent Rank	63%	70%	32%	56%	93%	46%	59%

Nasdaq Index	(15.4)%	(1.7)%	0.9%
S&P 500 Composite	(23.1)%	(8.2)%	(2.3)%
Russell 2000 Index	(23.3)%	(7.3)%	0.2%

All financial data are in millions unless otherwise noted

Based on the overall size of the peer companies, we compared executive compensation data with the median statistics of the relevant peer data. We also consider general industry market data that are regressed or size-adjusted for Euronet’s revenue size; these data are used as a secondary reference to the Peer Group. For total stockholder returns, Euronet was in the upper quartile for 1-year returns, in the 50th percentile for 3-year returns and the 75th percentile for 5-year returns compared to the Peer Group as of July 31, 2009.

Elements of Compensation

Each element of compensation is described below, including a discussion of the specific actions taken by the Compensation Committee for 2009 concerning the Chief Executive Officer and other executive officers.

Base Salary

In determining salary adjustments for the Chief Executive Officer and other executive officers, the Compensation Committee considered each executive officer’s individual performance and the competitive salary levels for executives with similar responsibilities within the Peer Group. Adjustments are not made each year. Salary increases for the Named Executive Officers during 2009 were increases to each of Mr. Caponecchi’s and Mr. Weller’s base salaries to $365,000 per year effective October 1, 2009 and an increase to Mr. Brown’s base salary to $600,000 per year effective December 15, 2009. The increases were made to bring the salaries of the respective executive officers more in line with the peer median salaries.

Annual Bonus

In determining annual bonuses, the Compensation Committee considers the overall performance of Euronet and the individual performance of each executive officer. In measuring individual performance, the Compensation Committee measures the level of responsibility of an executive officer against his base salary and other elements of compensation in order to determine whether overall compensation is sufficient to retain and motivate highly qualified individuals.

The Executive Annual Incentive Plan, which was approved by Stockholders in 2006, covers officers holding the office of Vice President and above. Bonuses to executive officers are closely correlated to Euronet’s financial performance. In December 2008, the Compensation Committee established 2009 incentive targets for executive officers that were based on predetermined Cash EPS targets for Messrs. Brown, Caponecchi, Weller and Newman. For Mr. Bianchi, 2009 incentive targets consisted of achieving specific Adjusted EBITDA targets for the Money Transfer Segment.

For 2009, Messrs. Brown, Caponecchi, Weller and Newman were entitled to receive annual bonuses based on the achievement of predetermined threshold, target and maximum Cash EPS objectives. Cash EPS of $1.18, $1.25 or $1.31 would result in a payout as a percentage of base salary of 50%, 100% or 200%, respectively, for Mr. Brown, 30%, 60% or 120%, respectively, for Messrs. Caponecchi and Weller, and 20%, 40% or 80%, respectively, for Mr. Newman. Mr. Bianchi was entitled to receive an annual bonus of 30%, 60% or 120% of his base salary based on achieving Money Transfer Adjusted EBITDA of $28 million, $31 million or $34 million, respectively.

Cash EPS for 2009 met the predetermined maximum target; therefore, Messrs. Brown, Caponecchi, Weller and Newman were paid $1,000,000, $431,700, $402,000 and $232,000, respectively. The Money Transfer Segment met its target objective set for the award of bonuses; therefore, Mr. Bianchi was paid $180,000.

Stock Incentive Programs

Our stock incentive plans are designed to promote an alignment of long-term interests between our employees and our Stockholders and to assist in the retention and motivation of employees. The Compensation Committee can grant to key employees of Euronet and its subsidiaries a variety of stock incentives, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance awards and other stock-based incentives. Grants are usually approved by the Compensation Committee for recommendation to the Board during regularly scheduled committee meetings, of which there are typically four per year occurring at regular intervals. The Compensation Committee intends that performance-based stock incentives serve as a significant portion of our executive officers’ total compensation package. They are granted in consideration of anticipated performance. Stock incentives offer the executive officers significant long-term incentives to increase their efforts on behalf of Euronet and its subsidiaries, to focus managerial efforts on enhancing Stockholder value and to align the interests of the executive officers with the Stockholders. In certain circumstances, executives are awarded time-based stock incentives to provide a significant retention incentive. Grants of stock incentives are designed to be competitive with the companies in the Peer Group for the level of job the executive officer holds and to motivate the executive officer to contribute to an increase in our stock price over time.

The Compensation Committee’s compensation philosophy is to have stock incentives that generally pay more for superior performance and less if performance does not achieve that level. The Compensation Committee, in determining stock incentive grants to the individual executive officers, considered the award levels granted to executive officers in prior years and award levels granted to executives with similar job responsibilities in the Peer Group. The Compensation Committee also compared the performance of the companies in the Peer Group to the performance of Euronet.

In December 2009, executive officers were granted a combination of stock options and restricted stock. The restricted stock awards vest based on achieving cumulative Cash EPS of $4.76 for the years 2010 through 2012. The stock options vest based on service conditions and also require that the price for Euronet Common Stock must average at least $29.00 per share for a 30-day calendar period prior to December 8, 2012. If the share price does not reach the $29.00 level in the three-year period, the options terminate and are cancelled. These awards are further described in the paragraphs and tables below.

As described above, the Compensation Committee reviewed Euronet’s performance in recent years in relation to the Peer Group in order to confirm that the performance measures the Compensation Committee previously set for performance-based incentive stock awards were sufficiently rigorous and demanding. After this review, the Compensation Committee determined that the level of compensation awarded to the executive officers has been justified by Euronet’s historical performance. The Compensation Committee also concluded that executive compensation reflects an appropriate mix of base salary, incentive bonuses, discretionary bonuses, service-based equity compensation and performance-based equity compensation to provide sufficient retentive and motivational value to align the interests of executives with our Stockholders.

All incentive stock awards to executive officers approved by the Compensation Committee in 2009 will vest only upon achievement of certain minimally established financial-based performance goals.

Benefits

Our employees are entitled to receive medical, dental, life and short-term and long-term disability insurance benefits and may participate in our 401(k) plan. For 401(k) participants, we match 50% of participant deferrals on the first six percent of a participant’s deferrals, provided the participant’s deferrals are at least four percent of salary.

With the exception of Mr. Brown, who is prohibited from participating in an Employee Stock Purchase Plan (“ESPP”) by Internal Revenue Service regulations because his ownership of Euronet exceeds five percent, all of our employees are entitled to participate in the ESPP, which was adopted in 2001. This plan, which has been established in accordance with certain federal income tax rules set forth in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), permits employees to purchase stock from us at a price that is equal to 85% of the lower of the trading price on the opening or closing of certain three-month “offering periods.”

Retirement Plans

We do not sponsor a defined benefit pension plan or any other deferred compensation plans for executives or any of our other employees.

Perquisites and Other Compensation

The Compensation Committee believes the compensation plan described above is sufficient for attracting and retaining talented management and that providing significant perquisites is neither necessary nor in our

Stockholders’ best interests. Accordingly, executive officers did not receive significant perquisites during the fiscal year ended December 31, 2009.

Employee Stock Ownership

Euronet encourages broad-based employee stock ownership through various Stockholder approved stock compensation plans. More than 300 employees have received supplemental bonuses in a combination of cash, stock options and restricted stock, and currently have unvested stock options or restricted stock. This means that, like other Stockholders, employees broadly participate in both the “upside opportunity” and the “downside risk” of our performance. The allocation of stock bonus awards is progressive, so that as an employee’s total compensation increases, an increasing percentage of total compensation is paid in stock. This ensures that higher paid employees have a greater “at risk” financial interest in the sustained success of Euronet and its Stockholders.

Repricing of Equity Awards

The Compensation Committee believes that equity awards should be made based upon conditions and financial metrics established as of the time of each award and that the terms of awards outstanding should not be revised as conditions change. The Compensation Committee is therefore committed not to engage in re-pricing of outstanding equity awards, except in the context of certain corporate reorganizations or with the approval of Stockholders. This policy has been confirmed through an amendment of our 2006 Stock Incentive Plan, which restricts us from engaging in repricings except in certain corporate reorganizations, without the approval of our Stockholders. The Compensation Committee extends its policy against re-pricing to all of Euronet’s equity plans.

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain information regarding the compensation awarded or paid to our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated of our executive officers (the “Named Executive Officers”) for the year ended December 31, 2009 for the periods indicated:

					Non-Equity		Restricted		All Other		Total
					Incentive		Stock	Option	Compen-		Annual
Name and Principal Position	Year	Salary	Bonus		Compensation		Awards(4)	Awards(5)	sation		Compensation

Michael J. Brown	2009	$504,167	—		$1,000,000	(2)	$699,990	$1,515,789	$7,350		$3,727,296
Chairman and	2008	500,000	—		87,500	(3)	1,884,607	1,621,716	7,908		4,101,731
Chief Executive Officer	2007	500,000	—		—		—	—	16,464		516,464
Kevin J. Caponecchi	2009	359,375	—		431,700	(2)	350,006	757,899	9,975		1,908,955
President	2008	357,500	—		37,537	(3)	200,000	810,855	9,525		1,415,417
	2007	170,000	—		—		933,320	600,001	2,708		1,706,029
Rick L. Weller	2009	335,000	—		402,000	(2)	350,006	757,899	7,350		1,852,255
Executive Vice President and	2008	325,000	—		34,125	(3)	582,521	636,525	7,908		1,586,079
Chief Financial Officer	2007	275,550	$78,750	(1)	—		—	—	6,244		360,544
Jeffrey B. Newman	2009	290,000	—		232,000	(2)	137,896	298,609	16,760	(6)	975,265
Executive Vice President,
General Counsel and Secretary
Juan C. Bianchi	2009	300,000	—		180,000	(2)	87,507	189,477	29,050	(7)	786,034
Executive Vice President and	2008	311,545	—		270,000	(3)	44,996	182,443	27,696		836,680
Managing Director-Money	2007	219,244	—		—		6,500,045	—	17,494		6,736,783
Transfer Segment

(1)	Bonus earned for 2007, paid in 2008.

(2)	Non-equity incentive compensation earned for 2009, paid in 2010.

(3)	Non-equity incentive compensation earned for 2008, paid in 2009.

(4)	Compensation for restricted stock is computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation. Amounts represent the grant date fair value determined by utilizing the closing stock price for Euronet Common Stock at the date of grant. Assumptions used in calculating the aggregate grant date fair value in accordance with ASC Topic 718 are set out in Note 18 to our audited consolidated financial statements contained in the Form 10-K for the fiscal year ended December 31, 2009. The amounts noted for 2008 and 2007 have been restated to be in conformance with the new disclosure rules that became effective on February 28, 2010. As such, amounts related to the recognition of compensation expense under ASC Topic 718 previously reported for those years has been removed and the aggregate grant date fair value of any awards granted in 2008 and 2007 has been added for those years. During 2009, Mr. Brown forfeited 92,272 shares of restricted stock based on cumulative performance results through 2009. During 2009 and 2008, Mr. Bianchi forfeited 24,121 restricted stock units each year based on 2008 and 2007 performance results.

(5)	Compensation for stock options is computed in accordance with the provisions of ASC Topic 718. Amounts represent the grant date fair value determined using the Black-Scholes or Monte Carlo simulation models. The grant date fair values are only theoretical values and may not accurately determine present value. The actual value, if any, to be realized from an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised. Assumptions used in calculating the aggregate grant date fair value in accordance with ASC Topic 718 are set out in Note 18 to our audited consolidated financial statements contained in the Form 10-K for the fiscal year ended December 31, 2009. The amounts noted for 2008 and 2007 have been restated to be in conformance with the new disclosure rules that became effective on February 28, 2010. As such, amounts related to the recognition of compensation expense under ASC Topic 718 previously reported for those years has been removed and the aggregate grant date fair value of any awards granted in 2008 and 2007 has been added for those years.

(6)	Consists of life and health insurance premiums.

(7)	Consists of life and health insurance premiums of $21,850 and a company-paid automobile lease of $7,200.

Grants of Plan-Based Awards for 2009

The following table summarizes estimated future payouts under non-equity incentive plan awards made to Named Executive Officers during the fiscal year ended December 31, 2009.

	Estimated Future Payouts Under
	Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)

Michael J. Brown	$250,000	$500,000	$1,000,000
Kevin J. Caponecchi	107,925	215,850	431,700
Rick L. Weller	100,500	201,000	402,000
Jeffrey B. Newman	58,000	116,000	232,000
Juan C. Bianchi	90,000	180,000	360,000

The following table summarizes estimated future payouts under equity incentive plan awards made to Named Executive Officers during the fiscal year ended December 31, 2009.

			Estimated
			Future
			Payouts	All Other
			Under	Option
			Equity	Awards:	Exercise or	Grant Date
			Incentive	Number of	Base Price	Fair Value
			Plan	Securities	of Options	of Stock and
			Awards	Underlying	Awards	Option
Name	Grant Date		Target (#)	Options (#)	($/Sh)	Awards ($)

Michael J. Brown	12/9/2009	(1)	32,437			$699,990
	12/9/2009	(2)		162,813	$21.58	1,515,789
Kevin J. Caponecchi	12/9/2009	(1)	16,219			350,006
	12/9/2009	(2)		81,407	21.58	757,899
Rick L. Weller	12/9/2009	(1)	16,219			350,006
	12/9/2009	(2)		81,407	21.58	757,899
Jeffrey B. Newman	12/9/2009	(1)	6,390			137,896
	12/9/2009	(2)		32,074	21.58	298,609
Juan C. Bianchi	12/9/2009	(1)	4,055			87,507
	12/9/2009	(2)		20,352	21.58	189,477

(1)	Award vests on achieving cumulative Cash EPS of $4.76 for the years 2010 through 2012, contingent upon the executive officer’s continued employment on the vesting date.

(2)	Award vests 40% on the second anniversary of the grant and 20% each on the third, fourth and fifth anniversary of the grant provided that the price of Euronet Common Stock averages at least $29.00 per share for a 30-day calendar period prior to December 8, 2012 and contingent upon the Named Executive Officer’s continued employment on the vesting dates. If the share price does not reach the $29.00 level in the three-year period, the options terminate and are cancelled.

Outstanding Equity Awards at Fiscal Year-End for 2009

The following table sets forth equity awards outstanding for the Named Executive Officers as of December 31, 2009.

	Option Awards							Stock Awards
											Equity
				Equity							Incentive Plan		Equity Incentive
				Incentive Plan							Awards:		Plan Awards:
				Awards:						Market	Number of		Market or
	Number of	Number of		Number of				Number of		Value of	Unearned		Payout Value
	Securities	Securities		Securities				Shares or		Shares or	Shares, Units		of Unearned
	Underlying	Underlying		Underlying				Units of		Units of	or Other		Shares, Units or
	Unexercised	Unexercised		Unexercised		Option	Option	Stock That		Stock That	Rights that		Other Rights
	Options (#)	Options (#)		Unearned		Exercise	Expiration	Have Not		Have Not	Have Not		That Have Not
Name	Exercisable	Unexercisable		Options (#)		Price ($)	Date	Vested (#)		Vested ($)	Vested (#)		Vested ($)

Michael J. Brown	20,000					$16.40	11/27/2011				46,136	(1)	$1,012,685
	120,000					5.00	10/14/2012	7,728	(2)	$169,630
	33,750					22.00	6/9/2014	2,440	(3)	53,558	72,591	(3)	1,593,372
		152,323	(4)			10.10	12/16/2018				39,604	(5)	869,308
				226,308	(6)	10.10	12/16/2018				32,437	(7)	711,992
				162,813	(7)	21.58	12/9/2019
Kevin J. Caponecchi	14,043	21,065	(8)			29.20	7/2/2017	438	(9)	9,614	13,042	(9)	286,272
		76,161	(4)			10.10	12/16/2018				19,802	(5)	434,654
				113,154	(6)	10.10	12/16/2018				16,219	(7)	356,007
				81,407	(7)	21.58	12/9/2019
Rick L. Weller	125,000					5.90	11/22/2012				27,682	(1)	607,620
	20,000					5.90	11/22/2012	6,000	(10)	131,700
	50,000					10.47	5/8/2013	699	(3)	15,343	20,806	(3)	456,692
	22,250					22.00	6/9/2014				15,545	(5)	341,213
		59,787	(4)			10.10	12/16/2018				16,219	(7)	356,007
				88,826	(6)	10.10	12/16/2018
				81,407	(7)	21.58	12/9/2019
Jeffrey B. Newman	9,600					10.79	9/24/2013				13,841	(1)	303,810
	2,280					16.40	11/27/2011	3,200	(10)	70,240
	2,280					17.66	5/8/2012	474	(3)	10,404	14,102	(3)	309,539
	10,000					5.00	10/14/2012				7,723	(5)	169,520
	17,800					22.00	6/9/2014				6,390	(7)	140,261
		29,703	(4)			10.10	12/16/2018
				44,130	(6)	10.10	12/16/2018
				32,074	(7)	21.58	12/9/2019
Juan C. Bianchi		17,136	(4)			10.10	12/16/2018	31,014	(11)	680,757
				25,460	(6)	10.10	12/16/2018				31,015	(12)	680,779
				20,352	(7)	21.58	12/9/2019				72,365	(13)	1,588,412
											4,455	(5)	97,787
											4,055	(7)	89,007

(1)	Awards vest based on each year’s cumulative growth in Adjusted EPS, as compared to 2005, less shares vested in prior years such that all shares will vest when we have achieved 100% growth in Adjusted EPS as compared to 2005.

(2)	Award vests on August 16, 2010 with the number of shares vested determined based on cumulative growth in Adjusted EPS as compared to 2005 for each year in the period from 2006 through 2009, to a maximum of 100,000 shares when Euronet has achieved 100% growth in Adjusted EPS as compared to 2005. Vesting is also contingent upon Mr. Brown’s continued employment on the four-year anniversary of the grant date (i.e., August 16, 2010). If Adjusted EPS growth is negative, no shares will be granted for that measurement year and there will be no reversal of granting of already-granted shares, therefore, the 7,728 shares earned based on 2006 performance are contingent on continued employment only. These were the only shares earned under this award and the remaining 92,272 shares were forfeited. The awards were approved at the June 6, 2006 meeting of the Compensation Committee, however, the grant was made contingent upon, and to be effective shortly after, the filing of the registration statement on Form S-8 registering the awarded shares with the U.S. Securities and Exchange Commission, which occurred on August 10, 2006.

(3)	Award vests each year in proportion to growth in Cash EPS, with the number of shares vested determined based on cumulative growth in Cash EPS over 10 years, such that all shares vest upon achievement of 100% growth in Cash EPS with 2007 as the base year. If Cash EPS growth is negative, no shares will be granted for that measurement year and there will be no reversal of granting of already-granted shares. The shares earned based on 2009 performance vested on March 15, 2010.

(4)	Award vests 40% on the second anniversary and 20% each of the third through fifth anniversaries of December 16, 2008.

(5)	Award vests on achieving cumulative Cash EPS of $4.14 for the years 2009 through 2011, contingent upon the executive officer’s continued employment on the vesting date.

(6)	Award vests 40% on the second anniversary and 20% each of the third through fifth anniversaries of December 16, 2008 provided that the price of Euronet Common Stock averages at least $16.00 per share for a 30-day calendar period prior to December 16, 2011 and contingent upon the executive officer’s continued employment on the vesting dates. The stock price provision was met during 2009; therefore, the award is only contingent upon the executive officer’s continued employment.

(7)	See footnotes to table under “Grants of Plan-Based Awards for 2009” for a description of the vesting schedule for these awards.

(8)	Remaining unvested award vests one-third each on December 31, 2010, 2011 and 2012.

(9)	Award vests based on the achievement of growth in Cash EPS, with the number of shares vested determined based on growth in Cash EPS for the period from 2008 through 2012, when compared to the respective prior year. Vesting is also subject to time-based criteria, with 20% of the award eligible for vesting on December 31, 2008 and on December 31 of each of the next four years, contingent upon Mr. Caponecchi’s continued employment on each vesting date. The shares earned based on 2009 performance vested on March 15, 2010.

(10)	Remaining unvested award vests one-half each on December 11, 2010 and 2011.

(11)	Remaining unvested award vests one-third each on June 11, 2010, 2011 and 2012.

(12)	Of the remaining restricted stock units, one-third of the shares are eligible for vesting on June 11 of each of 2010, 2011 and 2012 provided that EBITDA of RIA has increased by a pre-determined growth rate during the 12-month period ending March 31 prior to each annual vesting date, compared to the previous 12-month period. If the target is met, the entire allotment will vest. If the target is not met, the entire allotment is forfeited by Mr. Bianchi. Vesting is also contingent upon Mr. Bianchi’s continued employment on each vesting date.

(13)	Of the remaining restricted stock units, one-third of the shares are eligible for vesting on June 11 of each of 2010, 2011 and 2012 provided that EBITDA of RIA has increased by a pre-determined growth rate during the year prior to each annual vesting date, compared to the previous year. If the target is met, the entire allotment will vest. If the target is not met, the entire allotment is forfeited by Mr. Bianchi. Vesting is also contingent upon Mr. Bianchi’s continued employment on each vesting date. RIA did not achieve the pre-determined EBITDA growth rate during 2009; therefore, Mr. Bianchi forfeited 24,121 shares in 2010.

Option Exercises and Restricted Stock Vested for 2009

The following table sets forth certain information concerning options exercised and restricted stock vested for the Named Executive Officers during the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name	Exercise (#)	($)(1)	Vesting (#)	($)

Michael J. Brown			1,220	10,980
Kevin J. Caponecchi			2,770	31,588
Rick L. Weller			3,350	67,440
Jeffrey B. Newman	11,000	116,480	1,837	36,421
Juan C. Bianchi			10,338	200,144

(1)	Market value of underlying securities on the date of exercise, minus the exercise price.

Employment Agreements

Messrs. Brown, Caponecchi, Weller, Newman and Bianchi are Named Executive Officers of Euronet. They have employment agreements that have substantially the same terms, except in respect to the levels of compensation, and as otherwise discussed below or under “Compensation Tables” above. The agreements with Messrs. Brown, Weller and Newman were entered into in October 2003 and were amended and restated in April 2008, principally to bring them into conformity with the provisions of the Jobs Creation Act of 2004. The agreements with Messrs. Caponecchi and Bianchi were entered into during 2007 in connection with their hiring. Mr. Bianchi’s agreement was also amended in April 2008.

The employment agreements have indefinite terms and provide that they may be terminated by the executives at any time upon 60 days’ notice for Messrs. Brown, Caponecchi, Weller and Newman and 30 days’ notice for Mr. Bianchi. The agreements may be terminated by Euronet with or without “cause” provided that, in the case of termination due to “cause,” Euronet provides the executive with 14 days’ notice. The agreements define “cause” to mean: (i) conviction of the executive of, or the entry of a plea of guilty or nolo contendere by the executive to, any felony or any misdemeanor involving moral turpitude; (ii) fraud, misappropriation or embezzlement by the executive; (iii) willful failure or gross misconduct in the performance of the executive’s assigned duties; (iv) willful failure by the executive to follow reasonable instructions of any officer to whom the executive reports or the Board of Directors; and (v) the executive’s gross negligence in the performance of his assigned duties. In each case, the employment agreements provide that, in a three-year period following a “change in control,” termination for “cause” is limited to only mean an act of dishonesty by an executive constituting a felony that was intended to or resulted in gain or personal enrichment of the executive at Euronet’s expense. Euronet’s termination of an executive’s employment for cause does not result in separation payments, separation benefits or accelerated or extended vesting of unvested stock option or restricted stock awards.

If Euronet terminates an executive absent cause and prior to a “change in control” as discussed below, the employment agreements provide that the executive will be entitled to certain severance benefits for a period of 24 months, including the payment of the executive’s then current base salary, the continuation of the vesting and rights to exercise any then outstanding equity-based awards and the maintenance of certain employee benefits.

In general, voluntary termination by Messrs. Brown, Caponecchi, Weller and Newman does not result in separation payments, separation benefits or accelerated or extended vesting of unvested stock options or restricted stock, except under certain circumstances constituting constructive termination. These circumstances include certain changes in conditions of the executives’ employment, such as a significant diminution in responsibilities or salary or a forced relocation. In such circumstances, these executives are entitled to the same severance benefits as if they were terminated by Euronet absent cause, prior to a “change of control.” In addition, voluntary termination by Mr. Bianchi prior to a “change in control” generally entitles Mr. Bianchi to the same severance benefits as a termination absent cause.

The following table summarizes the severance benefits due Messrs. Brown, Caponecchi, Weller and Newman upon their termination by Euronet without cause, or their voluntary termination due to their constructive termination, and, in the case of Mr. Bianchi, the severance benefits due upon his termination without cause by Euronet or upon his voluntary termination for any reason:

		Unvested
Name	Base Salary	Equity Comp(1)	Benefits	Total

Michael J. Brown	$1,200,000	$4,270,459	$14,400	$5,484,859
Kevin J. Caponecchi	730,000	1,874,520	14,400	2,618,920
Rick L. Weller	730,000	1,691,357	14,400	2,435,757
Jeffrey B. Newman	600,000	870,269	14,400	1,484,669
Juan C. Bianchi	600,000	2,370,289 (2)	14,400	2,984,689

(1)	Represents value of unvested awards at December 31, 2009 that would become vested upon a termination without cause or constructive termination. For the purpose of this table, we have assumed an annual increase in Adjusted EPS and Cash EPS of 12% each, which represents a reasonable estimate of average annual long-term equity returns, for performance-based restricted stock awards that vest based on the percentage growth in Adjusted EPS or Cash EPS.

(2)	For the purpose of this table, we have assumed that the growth in EBITDA for the RIA subsidiary will be sufficient for the vesting of performance-based restricted stock during the 24 month period following termination, in accordance with the agreement.

In the event of a “change of control,” all equity incentive awards outstanding held by the Named Executive Officers will become immediately vested and the term of the employment agreements become fixed at three years from the date of the change of control and they may be terminated without cause only upon payment to the executive of a lump sum within five days of the termination equal to the full amount of base salary that would have been payable during the remaining term of the agreement (or for two years, if the remaining term is less than two years), discounted at a rate of 7.5% per annum. These provisions also apply if the executive resigns for “good reason” following a “change of control.” In addition, the executive’s equity incentive awards will continue to vest through the later of three years from the “change of control” date or two years from the date of termination, if the executive is terminated without cause or resigns for “good reason” following a “change of control.” “Good reason” includes certain changes in conditions of employment, as a result of which the executive can be considered to have been constructively terminated, including a significant diminution in responsibilities or salary or a forced relocation. In general, the employment agreements provide that “change of control” includes: (i) completion of any merger, consolidation or sale of substantially all of our assets and such merger results in our Stockholders immediately prior to the merger holding less than 50% of the surviving entity; (ii) replacement of over 25% of our Directors without the approval of at least 75% of the Directors in office as of the effective date of the employment agreement or of Directors so approved; or (iii) the acquisition by any person or group of persons of 40% or more of the voting rights of our outstanding voting securities. At current compensation levels, if the remaining term of the agreement was three years and assuming the amounts due under the change of control provisions outlined above would be paid in a lump sum, the following table summarizes amounts that would accrue to our Named Executive Officers:

		Unvested
Name	Base Salary	Equity Comp(1)	Benefits	Total

Michael J. Brown	$1,607,396	$8,957,563	$21,600	$10,586,559
Kevin J. Caponecchi	977,832	3,360,050	21,600	4,359,482
Rick L. Weller	977,832	3,699,759	21,600	4,699,191
Jeffrey B. Newman	803,698	1,890,562	21,600	2,715,860
Juan C. Bianchi	803,698	3,649,036	21,600	4,474,334

(1)	Represents value of unvested awards at December 31, 2009 that would become vested upon termination without cause or resignation for good reason in connection with a change of control.

Additionally, the employment agreements entitle the executives to certain rights to income and excise tax gross-up amounts in the event Section 4999 of the Code, or any similar tax law, applies to the change in control payments. If an executive is entitled to such tax gross-up payments, the gross-up payments will be made either to the executive or directly to the Internal Revenue Service. The gross-up amounts are subject to additional conditions and limitations and exclude excise taxes or other penalties under Section 409A of the Code. The Compensation Committee has considered the above “change of control” provisions, the “change of control” provisions in the Peer Groups’ employment agreements, and determined that the provisions offered to executives by Euronet are reasonable and appropriate.

In the event of the death of an executive officer, with the exception of Mr. Caponecchi who is discussed below, the provisions of our equity award agreements generally provide that all unvested equity awards outstanding shall vest immediately. As of December 31, 2009, the value of unvested equity awards outstanding that would vest in the event of death was $8,957,563 for Mr. Brown, $3,699,759 for Mr. Weller, $1,890,562 for Mr. Newman and $3,649,036 for Mr. Bianchi.

In the event of disability of an executive officer, with the exception of Mr. Caponecchi who is discussed below, the employment agreements with Messrs. Brown, Weller, Newman and Bianchi provide for the payment of a lump-sum disability benefit equal to 12 months of the current base salary, which represents $600,000 for Mr. Brown, $365,000 for Mr. Weller and $300,000 each for Mr. Newman and Mr. Bianchi. In addition, the provisions of our equity award agreements generally provide that all equity awards outstanding shall vest immediately. As of December 31, 2009, the value of unvested equity awards outstanding that would vest in the event of disability was $8,957,563 for Mr. Brown, $3,699,759 for Mr. Weller, $1,890,562 for Mr. Newman and $3,649,036 for Mr. Bianchi. The employment agreements with Messrs. Brown, Weller, Newman and Bianchi also provide that the executives’ right to exercise any such awards will continue for a period of 12 months after termination due to disability.

In the event of death or disability of Mr. Caponecchi, his employment agreement provides for a payment of a lump sum benefit equal to 24 months of the current base salary, which represents a total of $730,000. Mr. Caponecchi’s employment agreement also stipulates that all unvested equity incentive awards shall vest immediately, which represents $3,360,050 as of December 31, 2009. The stock options will remain exercisable pursuant to their terms after the death or disability of Mr. Caponecchi.

The Named Executive Officers must not disclose confidential information during the term of the employment agreements and following termination. Each of the agreements includes a restriction on the ability of the executive to compete with Euronet or solicit our employees during the severance period following termination. Any severance payments are conditioned on the executive officer complying with these restrictions.

Tax Treatment

The Code limits the allowable tax deduction we may take for compensation paid to executive officers required to be named in the Summary Compensation Table. The limit is $1.0 million per executive per year, although compensation payable solely based on performance goals is excluded from the limitation. All compensation of executive officers for 2009 is fully tax deductible. Generally, the Compensation Committee intends that the annual incentive bonus, stock options and performance awards qualify as performance-based compensation so that these awards may qualify for the exclusion from the $1.0 million limit.

DIRECTOR COMPENSATION

Non-management Directors are compensated through a combination of cash and equity, which we believe best aligns the interest of Board members with Stockholders. For 2005 through 2007, we granted restricted stock awards that vest over a period of three years, which is the same duration as the terms for which the Directors are elected. The restricted stock awards provide that in the event of a change in control of Euronet, the restricted stock vests and is immediately distributable to non-management Directors. Beginning in 2008, stock awards granted to the Directors as compensation vest immediately on the grant date.

We believe that the compensation paid to non-management Directors in 2009 was appropriate and was properly weighted between cash and equity.

Paul Althasen, who is an executive vice-president, also receives compensation as a Director of Euronet, but only through equity awards.

During 2009, in addition to reimbursement of out-of-pocket expenses, each non-management Director and Paul Althasen (who is a management Director) was compensated as summarized in the table below:

Director Compensation for 2009

	Fees Earned	Stock
	or Paid	Awards
Name	in Cash	(2)(3)	Total

M. Jeannine Strandjord	$74,250 (1)	$67,497	$141,747
Thomas A. McDonnell	67,500	67,497	134,997
Andrew B. Schmitt	67,500	67,497	134,997
Dr. Andrzej Olechowski	67,500	67,497	134,997
Eriberto R. Scocimara	67,500	67,497	134,997
Paul S. Althasen	—	67,497	67,497

(1)	As a result of the additional duties and responsibilities involved in being the Chairman of the Audit Committee, Ms. Strandjord received an additional 10% of cash compensation.

(2)	For 2005 through 2007, we granted each non-management Director 3,500 shares of restricted Common Stock for each year of service as a Director. The grants were generally made as of the date of each Annual Meeting with vesting to occur one-third per year on each anniversary of the Annual Meeting with respect to which the grant was made. Beginning in 2008, the stock awards granted to Directors as compensation vest immediately on the grant date. For 2009, the value per share at the grant date was $15.10 per share, for a total grant date fair value of $67,497 for each non-management Director and Mr. Althasen (who is a management Director). The aggregate grant date fair value is computed in accordance with FASB Accounting Standards Codification Topic 718.

(3)	As of December 31, 2009, each non-management Director and Mr. Althasen held the following restricted stock and stock options:

		Number of
	Number of	Unvested
	Exercisable	Restricted
Name	Options	Shares

M. Jeannine Strandjord	40,000	1,167
Thomas A. McDonnell	40,000	1,167
Andrew B. Schmitt	20,000	1,167
Dr. Andrzej Olechowski	20,000	1,167
Eriberto R. Scocimara	—	1,167
Paul S. Althasen	—	2,833

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis presented above with management, and, based on that review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Thomas A. McDonnell, Chair
Eriberto R. Scocimara
M. Jeannine Strandjord
Andrew B. Schmitt
Dr. Andrzej Olechowski

The Compensation Committee report and the “Compensation Discussion and Analysis” is not deemed “soliciting material” and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under Section 18 of the Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the persons who served on the Company’s Compensation Committee during the last completed fiscal year (Thomas A. McDonnell, M. Jeannine Strandjord, Andrzej Olechowski, Andrew B. Schmitt and Eriberto R. Scocimara) (i) was formerly an officer of the Company; (ii) during the last fiscal year, was an officer or employee of the Company; or (iii) had any relationship requiring disclosure under Item 404 of Regulation S-K.

None of the Company’s executive officers, during the last completed fiscal year, served as a (i) member of the compensation committee (or equivalent) of another entity, one of whose executive officers served on the Company’s Compensation Committee; (ii) director of another entity, one of whose executive officers served on the Company’s Compensation Committee; or (iii) member of the compensation committee (or equivalent) of another entity, one of whose executive officers served as the Company’s Director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

In January 2008, we entered into a Non Exclusive Aircraft Lease Agreement with Birardi Investments, LLC (“Birardi”), a company that is jointly owned by our CEO and Chairman of the Board of Directors, Mr. Brown, and our former COO and former Director, Dan Henry. The Lease Agreement provided that Birardi would make a Sabreliner aircraft available to Euronet for transportation of executives for up to 100 hours per year (later increased to 110 hours per year), in consideration of payment of a fee of $4,500 per hour, less certain direct expenses incurred by Birardi, including pilot compensation and fuel charges. There are no minimum usage requirements. The Audit Committee of the Board examined the arrangements provided under the Lease Agreement in comparison to aircraft leasing arrangements available in the market and determined that the terms of the agreement were fair to Euronet. The total amount paid to Birardi under the Lease Agreement during the year 2009 was $144,903.

There were no other material related party transactions during 2009. On February 26, 2008, the Audit Committee of the Board of Directors approved an amendment to our Code of Conduct to provide that no related party transaction that would require disclosure under the U.S. securities laws may be consummated or continued unless the transaction is approved or ratified by the Audit Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Lease Agreement with Birardi, which had been approved before its entry into effect by the Compensation Committee, was ratified by the Audit Committee in accordance with this new policy.

All of our Directors, with the exception of Messrs. Brown and Althasen, are independent under the listing standards of The Nasdaq Stock Market LLC.

AUDIT MATTERS

Report of the Audit Committee

The Audit Committee reviewed and discussed Euronet’s audited consolidated financial statements for fiscal year 2009 with management. The Audit Committee has also discussed with the independent accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent accounting firm it’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that Euronet’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee

M. Jeannine Strandjord, Chair
Thomas A. McDonnell
Andrew B. Schmitt
Eriberto R. Scocimara

The Audit Committee Report is not deemed “soliciting material” and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under Section 18 of the Exchange Act.

Fees of the Company’s Independent Auditors

KPMG LLP served as Euronet’s independent registered public accounting firm as of and for the year ended December 31, 2009. As such, KPMG LLP performed professional services in connection with the audit of the consolidated financial statements of Euronet and the review of reports filed with the SEC, and performed an audit of the effectiveness of our internal control over financial reporting as of December 31, 2009.

Audit Fees

Audit fees for financial statement audits were $1,881,529 during 2009 and $1,840,840 during 2008. Audit fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States) and Generally Accepted Auditing Standards, including the recurring audit of Euronet’s consolidated financial statements and fees related to the audit of the effectiveness of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002. This category also includes fees for audits provided in connection with statutory filings or procedures related to audit of income tax provisions and related reserves, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees

Audit-related fees were $139,512 during 2009 and $67,000 during 2008. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, consultations regarding Generally Accepted Accounting Principles, reviews and evaluations of the impact of new regulatory pronouncements, general assistance with implementation of new SEC guidance, audit services not required by statute or regulation, audits of pension and other employee benefit plans and the review of information systems and general internal controls unrelated to the audit of the financial statements or the audit of the effectiveness of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002.

Tax Fees

Tax fees were $52,396 during 2009 and $42,633 during 2008. This category includes fees associated with tax audits, tax compliance, tax consulting, domestic and international tax planning, tax planning on mergers and acquisitions, restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees

During each of 2009 and 2008, there were no fees paid to KPMG LLP other than those described above.

The Audit Committee has concluded that the provision by KPMG LLP of the services described under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above is compatible with maintaining the independence of KPMG.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted policies that prohibit us from engaging our independent registered public accounting firm to perform any service that the independent registered public accounting firm is prohibited by the securities laws from providing. Such procedures require the Audit Committee to pre-approve or reject any audit or non-audit services. The Chairperson, with the assistance of Euronet’s Chief Financial Officer, presents and describes at regularly scheduled Audit Committee meetings all services that are subject to pre-approval. The Audit Committee regularly examines whether the fees for auditor services exceed estimates.

The Audit Committee pre-approved all services that KPMG LLP rendered to Euronet for 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors and any person or entity who owns more than ten percent of a registered class of our Common Stock or other equity securities to file with the SEC certain reports of ownership and changes in ownership of our securities. We prepare Section 16(a) forms on behalf of our executive officers and Directors based on the information provided by them. Based solely on a review of copies of reports available to us and representations made to us that no other reports were required, during 2009, our Directors, executive officers and beneficial owners of greater than 10% of our Common Stock complied with all applicable Section 16(a) filing requirements during the year 2009, except that a Form 4 was filed late on February 9, 2009 to report the exercise of 25,000 stock options by Roger Heinz on January 28, 2009.

In addition, several executive officers of the Company previously reported performance-based restricted stock unit awards upon the grant of the awards, and then reported any subsequent forfeiture of portions of the awards on the respective determination dates. To comply with existing SEC interpretations regarding reporting of performance-based awards, the executive officers are changing the reporting of these awards to report the vesting of such awards. As a result of the change in reporting, Mike Brown, Rick Weller and Jeff Newman are each filing late one Form 4 reporting the prior vesting of a portion of a performance-based restricted stock award, Juan Bianchi is filing late one Form 4 reporting the prior vesting of two tranches of performance-based restricted stock awards and Gareth Gumbley is filing late one Form 4 reporting the prior vesting of three tranches of performance-based restricted stock awards.

OTHER MATTERS

Other Business

The Board knows of no other business which may come before the Annual Meeting. If, however, any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Householding

If you and other residents at your mailing address own shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker, bank or nominee. This practice is called “householding.” If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your broker, bank or other nominee will have sent one copy of our annual report to Stockholders, annual report on Form 10-K and proxy statement to your address. You may revoke your consent to householding at any time by contacting your broker, bank or other nominee. If you did not receive an individual copy of our annual report to Stockholders, annual report on Form 10-K, and/or proxy statement, we will send copies to you if you contact us by writing to the Secretary of Euronet, 4601 College Boulevard, Suite 300, Leawood, Kansas 66211 or by calling (913) 327-4200. If you and other residents at your address have been receiving multiple copies of our annual report to Stockholders, annual report on Form 10-K and proxy statement and desire to receive only a single copy of these materials, you may contact your broker, bank or other nominee or contact us at the above address or telephone number.

Proposals for Inclusion in Euronet’s Proxy Statement

You may submit proposals for consideration at future Stockholder meetings. For a Stockholder proposal to be considered for inclusion in Euronet’s proxy statement for the annual Stockholder meeting next year, the Secretary must receive the written proposal at our principal executive offices no later than December 10, 2010. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of Stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Secretary
Euronet Worldwide, Inc.
4601 College Blvd
Suite 300
Leawood, Kansas 66211

Proposals Not Intended for Inclusion in Euronet’s Proxy Statement

For a Stockholder proposal that is not intended to be included in Euronet’s proxy statement for the annual meeting next year under Rule 14a-8, the Stockholder must provide the information required by our Bylaws and give timely notice to the Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Secretary:

•	not earlier than the close of business on January 19, 2011; and

•	not later than the close of business on February 18, 2011.

If the date of the Stockholder meeting is moved more than 30 days before or 60 days after the anniversary of Euronet’s Annual Meeting for 2010, then notice of a Stockholder proposal that is not intended to be included in Euronet’s proxy statement under Rule 14a-8 must be received not earlier than the close of business 120 days prior to the meeting and not later than the close of business 90 days prior to the meeting, or if later, the tenth day following the day on which the notice of the annual meeting was first publicly disclosed. If Euronet intends to exclude such a Stockholder proposal from its proxy statement, it must file its reasons with the SEC no later than 80 calendar days before the filing date of its definitive proxy statement and simultaneously provide the Stockholder with a copy of Euronet’s submission.

Recommendations or Nominations of Individuals to Serve as Directors

You may propose Director candidates for consideration by the Board’s Nominating & Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Secretary at the address of our principal executive offices set forth above.

You may send a proposed Director’s candidate’s name and information to the Board at anytime. Generally, such proposed candidates are considered at the Board meeting prior to the next annual meeting subject to the advance notice provisions in our Bylaws.

Deadline to Propose or Nominate Individuals to Serve as Directors

Our Bylaws permit Stockholders to nominate Directors for election at an annual Stockholder meeting. To nominate a Director, the Stockholder must deliver the information required by our Bylaws.

To nominate an individual for election at the 2011 annual Stockholder meeting, the Stockholder must give timely notice to the Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Secretary between the close of business on January 19, 2011 and the close of business on February 18, 2011, unless the date of the Stockholder meeting is moved more than 30 days before or 60 days after the anniversary of our Annual Meeting for 2010, then the nomination must be must be received not earlier than the close of business 120 days prior to the meeting and not later than the close of business 90 days prior to the meeting or, if later, the tenth day following the day on which the 2011 annual meeting was first publicly disclosed.

Availability of Euronet’s Bylaws

You may contact the Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making Stockholder proposals and nominating director candidates. A copy of our Bylaws is filed as Exhibit 3.2 to our Current Report on Form 8-K filed on December 22, 2008.

By Order of the Board,

Jeffrey B. Newman
Executive Vice President,
General Counsel and Secretary

April 15, 2010

C123456789 000004 000000000.000000 ext 000000000.000000 ext NNNNNNNNN 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 12:00 p.m., Central Time, on May 18, 2010. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/EEFT • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold 01 — Michael J. Brown 02 — Andrew B. Schmitt 03 - M. Jeannine Strandjord + (Class I) (Class I) (Class I) For Against Abstain 2. To ratify the appointment of KPMG as independent auditors 3. To transact such other business as may properly come of the Company for the year ending December 31, 2010. before the meeting or any adjournment thereof. B Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN3 1 C V 0 2 4 9 1 9 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 016ENB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Euronet Worldwide, Inc. FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EURONET WORLDWIDE, INC. The undersigned holder of shares of Common Stock of the Company hereby appoints Michael J. Brown, Chairman of the Board and Chief Executive Officer, or failing him, Jeffrey B. Newman, Executive Vice President and General Counsel, each with full power of substitution, as proxy for the undersigned to attend, vote, and act for and on behalf of the undersigned at the annual meeting of stockholders of the Company to be held on Wednesday, May 19, 2010 at 2:00 p.m. (Central time), at Courtyard Kansas City Overland Park/Convention Center, 11001 Woodson Avenue, Overland Park, KS 66211 USA, and at any postponements and adjournments thereof (the “Meeting”), and hereby revokes any proxy previously given by the undersigned. If the proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed to the Company. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2010 This proxy statement and our annual report to Stockholders for the year ended December 31, 2009 are available to you at www.edocumentview.com/EEFT (CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.)